UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
_________________
FORM 8-K
_________________

CURRENT REPORT
Pursuant to Section 13 or 15(d)
of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  March 20, 2025

PATRIOT NATIONAL BANCORP, INC.
(Exact name of registrant as specified in its charter)

Connecticut	000-29599	06-1559137
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)
900 Bedford Street
Stamford, Connecticut 06901
(Address of Principal Executive Offices) (Zip Code)
(203) 252-5900
(Registrant's telephone number, including area code)
N/A
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))
Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, par value $0.01 per share	PNBK	NASDAQ Global Market
Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).
Emerging growth company ☐
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01. Entry into a Material Definitive Agreement.

On March 20, 2025, Patriot National Bancorp, Inc. (the “Company”) completed its $57.75 million private placement of: (i) shares of the Company’s common stock, par value $0.01 per share (“Common Stock”), at a purchase price of $0.75 per share, and (ii) shares of a new series of the Company’s preferred stock, no par value per share, designated as Series A Non-Cumulative Perpetual Convertible Preferred Stock (the “Series A Preferred Stock”), with a liquidation preference of $60 per share (the “Private Placement”).

The Private Placement included the issuance of: (i) 60,400,106 shares of Common Stock at a purchase price of $0.75 per share, and (ii) 90,832 shares of Series A Preferred Stock, convertible, in the aggregate, into 7,266,560 shares of Common Stock.

In addition, as part of the Private Placement, on March 20, 2025, the Company’s amendments to (i) 6.25% Fixed to Floating Subordinated Note due June 30, 2028 (the “Subordinated Note”), and (ii) 8.5% Fixed Rate Senior Notes Due 2026 (the “Senior Notes” and together with the Subordinated Note, the “Notes”) became effective and noteholders converted approximately $7.0 million of the aggregate principal amount of the Notes into 9,333,334 shares of Common Stock.

No investor in the Private Placement has the right to become, directly or indirectly, the beneficial owner (as determined under Rule 13d-3 under the Securities Exchange Act of 1934, as amended, of more than 9.99% of the number of shares of the Company’s voting securities issued and outstanding.

In connection with the closing of the Private Placement, the Company and the investors entered into a Registration Rights Agreement (the “Registration Rights Agreement”), under which the Company is obligated to file a registration statement (and subsequent additional registration statements, as required) with the Securities and Exchange Commission (the “SEC”) to register for resale the registrable securities under the Registration Rights Agreement.

See the Current Report on Form 8-K filed with the SEC on March 21, 2025 for the description of the terms of the Securities Purchase Agreements and Registration Rights Agreements entered into by the Company and investors and the terms of the amendments to the Notes.

The Company has previously reported that it had requested and received from the Nasdaq Listing Qualifications Department an exception from the Nasdaq shareholder approval rules pursuant to the “financial viability exception” set forth in Nasdaq Listing Rule 5635(f).

Item 3.03. Material Modification to Rights of Security Holders.

The Series A Preferred Stock ranks, with respect to the payment of dividends, if any, and distributions upon liquidation, dissolution or winding-up of the Company, senior to the Company’s Common Stock. See the Current Report on Form 8-K filed with the SEC on March 21, 2025 for the description of the terms of the Series A Preferred Stock.

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On March 24, 2025, David Finn submitted his resignation as Executive Vice President and Chief Financial Officer of the Company and the Bank, the Company’s wholly-owned subsidiary, effective as of May 15, 2025 or as otherwise determined by Mr. Finn and the Company, to ensure a seamless transition. Mr. Finn will assist with the management transition until such date. Mr. Finn is resigning to pursue other opportunities.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

PATRIOT NATIONAL BANCORP, INC.

March 26, 2025	By:	/s/ David Lowery
David Lowery
Chief Executive Officer